Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster
+1-203-966-2556 (USA)
warren.lancaster@marshalledwardsinc.com

David Sheon
+1 202 547-2880 (USA)
dsheon@WHITECOATstrategies.com
FOR IMMEDIATE RELEASE
MARSHALL EDWARDS, INC. RECEIVES NASDAQ NOTICE OF MINIMUM
STOCKHOLDERS’ EQUITY NON-COMPLIANCE
NEW CANAAN, CT – May 24, 2010 – Marshall Edwards, Inc. (NASDAQ: MSHL), a specialist oncology company focusing on the clinical development of novel anti-cancer therapeutics announced today that on May 18, 2010, it received a notice from Nasdaq indicating that the Company failed to comply with the minimum stockholders’ equity requirement set forth in Nasdaq Listing Rule 5450(b)(1)(A) for continued listing of its common stock on the Nasdaq Global Market because the Company’s stockholders’ equity as of March 31, 2010 as set forth in their quarterly report on Form 10-Q for the period ended March 31, 2010 of $9.16 million was below the $10 million minimum stockholders’ equity requirement. The notice also stated that the Company would be provided 45 calendar days, or until July 2, 2010, to submit a plan to regain compliance and if the plan is accepted the Company would be granted an extension of 180 calendar days from May 18, 2010 to regain compliance.
     The Company intends to pursue a capital raising transaction within the time provided by Nasdaq rules if market conditions permit to further fund development of our two promising product candidates triphendiol and NV-128. In the alternative, the Company intends to apply to transfer the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The Company believes it would be in compliance with the minimum stockholders’ equity requirement and all other criteria that would be applicable for continued listing on the Nasdaq Capital Market.
About Marshall Edwards, Inc.
Marshall Edwards, Inc. is a specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from a flavonoid technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT NASDAQ: NVGN) to bring four oncology drugs — phenoxodiol, triphendiol

NV-143 and NV-128 — to market globally.
Marshall Edwards is majority owned by Novogen (ASX: NRT, NASDAQ: NVGN), an Australian biotechnology company that is specializing in the development of therapeutics based on a flavonoid technology platform. Novogen is developing a range of therapeutics across the fields of oncology, cardiovascular disease and inflammatory diseases. More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.